Exhibit 99.1

AVERY DENNISON CONFIRMS INVESTIGATION OF

PAPER AND FOREST PRODUCTS INDUSTRY

BY EUROPEAN REGULATORS

PASADENA, Calif. – May 25, 2004 – Avery Dennison Corporation (NYSE:AVY) confirmed that officials from the European Commission and relevant national competition authorities today visited and obtained documents from the Company’s pressure-sensitive materials facilities in the Netherlands and Germany. The investigation appears to relate to alleged anticompetitive activities in the European paper and forestry products industry, including the adhesive label stock market. Based on published press reports, other paper and forestry products companies received similar visits today from European authorities. Avery Dennison is cooperating fully with the investigation.

Avery Dennison is a global leader in pressure-sensitive technology and innovative self-adhesive solutions for consumer products and label materials. Based in Pasadena, Calif., the Company had 2003 sales of $4.8 billion. Avery Dennison develops, manufactures and markets a wide range of products for consumer and industrial markets, including Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, automated retail tag and labeling systems, and specialty tapes and polymers.

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Media Relations:

Charles E. Coleman (626) 304-2014

communications@averydennison.com

Investor Relations:

Cynthia S. Guenther (626) 304-2204

investorcom@averydennison.com